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                                                                                               EXHIBIT 12

                                              INDIANA MICHIGAN POWER COMPANY
                              Computation of Consolidated Ratios of Earnings to Fixed Charges
                                             (in thousands except ratio data)



                                                                                                  Twelve
                                                             Year Ended December 31,              Months
                                                -----------------------------------------------   Ended
                                                  1998      1999      2000      2001     2002     6/30/03
                                                  ----      ----      ----      ----     ----     -------
Fixed Charges:
  Interest on First Mortgage Bonds             $ 35,910  $ 31,442  $ 24,154  $ 21,647  $ 19,458  $ 15,368
  Interest on Other Long-term Debt               27,457    38,623    55,977    56,597    71,837    72,722
  Interest on Short-term Debt                     4,903     9,207    19,263    13,088       439       844
  Miscellaneous Interest Charges                  3,113     6,754    20,356     3,929     4,961     5,755
  Estimated Interest Element in Lease Rentals    79,300    73,800    74,100    74,000    72,400    72,400
                                               --------  --------  --------  --------  --------  --------
     Total Fixed Charges                       $150,683  $159,826  $193,850  $169,261  $169,095  $167,089
                                               ========  ========  ========  ========  ========  ========

Earnings:
  Net Income(Loss)Before
    Cumulative Effect of Accounting Change     $ 96,628  $ 32,776 $(132,032) $ 75,788  $ 73,992  $ 84,936
  Plus Federal Income Taxes                      47,210    18,866    (4,524)   49,725    44,647    50,565
  Plus State Income Taxes                         4,938    (7,352)    9,237     9,442       190       652
  Plus Fixed Charges (as above)                 150,683   159,826   193,850   169,261   169,095   167,089
                                               --------  --------  --------  --------  --------  --------
     Total Earnings                            $299,459  $204,116  $ 66,531  $304,216  $287,924  $303,242
                                               ========  ========  ========  ========  ========  ========

Ratio of Earnings to Fixed Charges                 1.98      1.27      0.34      1.79      1.70      1.81
                                                   ====      ====      ====      ====      ====      ====

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For the year ended December 31, 2000, the Earnings to cover Fixed Charges were deficient by $127,319,000.